NEWS RELEASE

FOR IMMEDIATE RELEASE

November 12, 2003

CAPITOL FEDERAL FINANCIAL
REPORTS FISCAL YEAR 2003 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for its fiscal year and quarter ended September 30, 2003. Highlights for the fiscal year include:

  net income of $52.0 million,
  basic and diluted earnings per share of $0.74 and $0.72, respectively, efficiency ratio of 46.05%,
  dividends, for calendar year, of $2.00 per share.

Dividends Declared

At the October 28, 2003 meeting, the Board approved an increase in the quarterly dividend to $0.50 per share, an increase of approximately 108.33% from the previous quarter, payable on November 21, 2003 to holders of record on November 7, 2003. At a special November 10, 2003 meeting, the Board approved a year end dividend of $0.81 per share, payable on December 5, 2003 to holders of record on November 21, 2003. After a review of the current dividend policy, the Board intends to adjust its policy in calendar year 2004 and pay its total dividend in four equal quarterly installments. Dividends paid during calendar year 2003 will total $2.00 per share, the same amount paid in calendar year 2002. The Company has only paid dividends on publicly traded shares not held by the mutual holding company.

Results for Fiscal Year ended September 30, 2003

Net income for the current fiscal year was $52.0 million compared to $89.6 million for the previous year. Diluted earnings per share were $0.72 compared to $1.22 per share one year ago. The efficiency ratio for the current fiscal year was 46.05% compared to 31.81% one year ago. The operating expense ratio was 0.84% for the current fiscal year compared to 0.78% one year ago. The stability of the operating expense ratio indicates the impact of the decrease in the net interest margin on our efficiency ratio and the expense control that management has exercised during the current fiscal year.

Net interest and dividend income was $114.7 million for the current fiscal year compared to $186.4 million for the prior fiscal year. The net interest margin for the current fiscal year decreased to 1.34% from 2.16% one year ago. The low interest rate environment experienced during the majority of fiscal year 2003 resulted in high levels of prepayments, refinancing and modification activity on our mortgage-related assets. The decrease in net interest margin was primarily due to a decrease in the average rate of our interest earning assets.

Total interest and dividend income for the current fiscal year was $441.5 million compared to $557.1 million for the previous year, a decrease of $115.6 million.

Interest on loans receivable decreased $84.1 million over the prior fiscal year due to a decrease in the average balance of $928.1 million to $4.42 billion and a decrease in the average yield earned on the portfolio of 44 basis points to 6.51%. The decrease in the average balance was primarily due to the sale of single-family loans of $591.6 million during fiscal year 2003. The decrease in the yield on the loan portfolio was due to both lower origination rates compared to one year ago and the reduction in rates on mortgages held in our portfolio as a result of loan modifications and refinances. Interest on mortgage-related securities decreased $34.2 million due to a decrease in the average yield of 215 basis points, to 3.81%, partially offset by an increase in the average outstanding balance of $521.9 million. The decrease in the yield was primarily caused by the high level of repayments received on these securities. The repayments were reinvested into lower rate, fixed and adjustable rate mortgage-related securities and short term investments. In addition, the high level of repayments increased the amortization of the net premiums on the mortgage-related securities. Interest on investment securities increased $5.1 million due to an increase in the average balance of $309.5 million partially offset by a decrease in the average yield of 134 basis points to 3.83%. The yield decreased due to the purchase of short-term agency bonds primarily during the quarter ended December 31, 2002 and callable agency securities purchased during the last six months of the current fiscal year. Dividends received on stock of the Federal Home Loan Bank of Topeka ("FHLB") decreased $2.1 million from the previous year due to a decrease in the average yield of 144 basis points to 3.56%. The average yield on interest earning assets decreased 129 basis points to 5.17% from 6.46% one year ago.

Total interest expense for the current fiscal year was $326.8 million compared to $370.7 million one year ago, a decrease of $43.9 million. Interest paid on deposits decreased $42.7 million over the prior fiscal year due primarily to a decrease in the average cost of 94 basis points to 2.90% and to a lesser extent a decrease in the average balance of deposits of $62.9 million to $4.30 billion. Interest paid on all borrowed money decreased $1.2 million due primarily to a decrease in the average balance of other borrowings. Overall, the average cost of interest bearing liabilities decreased to 4.27% from 4.80% one year ago.

Non-interest income increased to $43.2 million, a $13.6 million increase from $29.6 million the previous fiscal year. The increase was primarily the result of the Bank selling a large portion of its conforming new originations and modifications of single-family fixed rate mortgage loans into the secondary market during the six month period ended March 31, 2003. For the year, the Bank recognized a gain of $18.5 million, pre-tax, on the sale of $591.6 million of these loans. There were also increases in retail fees and charges due to a new pricing structure implemented during the quarter ended September 30, 2002 for processing overdrawn accounts.

Non-interest expense increased $3.9 million to $72.6 million for the year, up from $68.7 million for the previous fiscal year. The increase was due to increases of $2.5 million in deposit and loan transaction fees, $815,000 in other expenses and $704,000 in compensation expense. Generally, these increases were the result of market related effects on the Bank's operations. The change in deposit and loan transaction fees is largely due to mortgage servicing rights ("MSR") charges totaling $2.2 million compared to $169,000 for the same period one year ago. The Bank recorded $1.4 million of amortization of MSR for the current year, the largest component of the $2.2 million. Additionally, the Bank recorded an impairment charge of $848,000 on MSR during the current fiscal year. Other expenses increased, primarily, due to costs associated with compliance with new securities laws.

The change in compensation expense was primarily due to additional costs associated with the ESOP as a result of mark to market adjustments on shares vested during the year and the recognition of the expense associated with dividends the ESOP received on unallocated shares in excess of the amount needed for the annual debt payment on the ESOP note. The excess dividends are attributable to the increase in the level of dividends paid by the Company.

Results for the Fourth Quarter ended September 30, 2003

Net income for the quarter was $3.0 million compared to $26.1 million in the same quarter of the previous fiscal year. Diluted earnings per share were $0.04 compared to $0.36 per share one year ago. The efficiency ratio for the current quarter was 79.75% compared to 30.02% one year ago. The operating expense ratio for the quarter was 0.85% compared to 0.84% for the same period one year ago.

Net interest and dividend income was $16.5 million compared to $45.2 million for the same period one year ago. The net interest margin for the quarter decreased to 0.78% from 2.09% one year ago.

Total interest and dividend income for the three months was $94.2 million compared to $135.0 million in the same quarter of the previous fiscal year, a decrease of $40.8 million. Interest on loans receivable decreased $24.7 million over one year ago primarily due to a decrease in the average yield of 73 basis points to 6.05% and a decrease in the average balance of $998.7 million to $4.29 billion. Interest on mortgage-related securities decreased $18.3 million from the same quarter of the previous fiscal year due to a decrease in the average yield of 307 basis points to 2.53%. Dividends received on stock of FHLB decreased $456,000 from the same period one year ago largely due to a decrease in the average yield of 125 basis points to 3.50%. The average yield on interest earning assets decreased 180 basis points to 4.44% from 6.24% one year ago.

Total interest expense was $77.7 million compared to $89.9 million one year ago, a decrease of $12.2 million. Interest paid on deposits decreased $11.7 million over the same quarter of the previous fiscal year. The average cost of deposits decreased 97 basis points to 2.51% from one year ago and the average balance of deposits decreased $146.4 million over the same quarter one year ago to $4.25 billion. Interest paid on borrowed money decreased $406,000 primarily due to a decrease in the average balance on borrowings. Overall, the average cost of interest bearing liabilities decreased to 4.06% from 4.59% over the same period one year ago.

Non-interest income was $6.5 million, down $9.6 million over the same period one year ago. In the prior year quarter, the Bank recognized a gain of $10.1 million on the sale of $279.0 million of fixed-rate mortgage loans which accounts for the majority of the change between periods.

Non-interest expense decreased to $18.2 million, slightly under the same period one year ago. Advertising expenses decreased $631,000 offset by an increase in other expenses of $478,000 and an increase in deposit and loan fees of $291,000. The increase in other expenses was due primarily to costs associated with compliance with new securities laws.

Financial Condition at September 30, 2003

Total assets at September 30, 2003 were $8.58 billion, a decrease of $198.6 million from $8.78 billion at September 30, 2002. The decrease was primarily due to a decrease in loans receivable and loans available for sale of $701.5 million and a decrease in cash and cash equivalents of $410.4 million. These were partially offset by an increase in mortgage-related securities of $369.3 million and investment securities of $521.6 million. Total loan volume, including refinances, modifications and purchases during the year was $3.78 billion. Loan originations and purchases during the fiscal year totaled $1.83 billion, up $180.4 million from last year, due primarily to an increase in refinancings as a result of lower interest rates and an increase in purchased loans of $62.4 million. The Bank also modified $1.95 billion of loans in its portfolio during the current fiscal year compared to $1.09 billion in the prior fiscal year. At September 30, 2003, the Bank did not have any mortgage loans available for sale compared to $126.5 million at September 30, 2002. Mortgage-related securities purchased during the current fiscal year totaled $3.06 billion, compared to $1.33 billion for the previous year. The purchased mortgage-related securities were approximately 14% fixed rate and 86% adjustable rate. Investment securities purchased during the current fiscal year totaled $605.0 million compared to $200.0 million for the previous year. The purchased investment securities were mainly short-term agency bonds. The purchases were made utilizing funds received primarily as a result of continued high levels of repayments on mortgage loans and mortgage-related securities. During the first six-months of fiscal year 2004, the amount of fixed rate agency investments scheduled to mature totals $373.1 million with an average yield of 1.68%.

Cash and cash equivalents at the Company totaled $89.6 million at September 30, 2003. On October 1, 2003, the Company paid off the balance in other borrowings utilizing a special dividend from the Bank discussed in a press release dated August 12, 2003. The Bank has the authority to dividend up an additional $8.0 million to the Company at this time.

Total non-performing assets were $13.0 million at September 30, 2003 compared to $10.9 million at September 30, 2002. The increase in non-performing loans was primarily the result of an increase in loans entering foreclosure and an increase in real estate owned. No provision for loan losses was recorded during the current fiscal year. The percentage of non-performing assets to total assets was 0.15% at September 30, 2003 compared to 0.12% at September 30, 2002. The allowance for loan losses as a percentage of non-performing loans was 50.87% at September 30, 2003 compared to 60.51% at September 30, 2002. The balance of real estate owned and in judgment is represented by 43 properties totaling $4.0 million, or an average balance of less than $94,000 per property.

Total liabilities at September 30, 2003 were $7.61 billion, which was $187.6 million less than at September 30, 2002. The decrease in liabilities was primarily the result of a decrease in the deposit portfolio of $154.0 million and a decrease in other borrowings of $20.2 million. The decrease in deposits was primarily due to a greater amount of certificates of deposit maturing and not renewing than the growth in all other deposit categories. The decrease in other borrowings was a result of regularly scheduled principal payments.

Stockholders' equity totaled $976.4 million at September 30, 2003 compared to $987.4 million at September 30, 2002. The decrease was due to $39.9 million in dividends paid, a decrease in the balance of the unrealized gain to an unrealized loss on securities available for sale of $19.3 million and repurchases of stock placed in treasury for the year of $18.5 million, partially offset by net income for the current year of $52.0 million. At September 30, 2003, book value per share was $13.75 compared to $13.94 at September 30, 2002. Our equity to assets ratio was 11.38% at September 30, 2003 compared to 11.24% at September 30, 2002. As of September 30, 2003, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2003 were as follows: Tier I (leverage) of 11.0%; Tier I risk-based of 11.0%; and total risk-based of 29.1%.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 35 branch locations in Kansas, of which 7 are in-store branches. Capitol Federal Savings Bank employs 718 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

All amounts and counts, except per share amounts, in the following tables are rounded to the nearest thousand (unless otherwise indicated) and, for the current year, are unaudited.

	Balance at			Balance at	Change from
	September 30,	June 30,	Change from	September 30,	Prior Fiscal
	2003	2003	Prior Quarter	2002	Year End
Selected Balance Sheet Data:
Total assets	$8,582,544	$8,629,114	$(46,570)	$8,781,127	$(198,583)
Cash and cash equivalents	41,918	100,618	(58,700)	452,341	(410,423)
Loans held for sale, net	4,257	20,007	(15,750)	145,657	(141,400)
Loans receivable, net	4,307,440	4,287,867	19,573	4,867,569	(560,129)
Mortgage-related securities	2,944,174	2,989,994	(45,820)	2,574,880	369,294
Investment securities	1,022,412	975,011	47,401	500,814	521,598
Capital stock of FHLB	169,274	169,274	--	163,250	6,024
Deposits	4,237,889	4,278,246	(40,357)	4,391,874	(153,985)
FHLB advances	3,200,000	3,200,000	--	3,200,000	--
Borrowings, other	81,146	86,187	(5,041)	101,301	(20,155)
Stockholders' equity	976,445	990,096	(13,651)	987,430	(10,985)
Net unrealized gain/(loss) on
AFS securities	(1,758)	14,437	(16,195)	17,587	(19,345)
Book value per share	$13.75	$13.95	(0.20)	$13.94	(0.19)
Shares outstanding	71,027,675	70,968,767	58,908	70,818,120	209,555

	Average Shares Outstanding
	September 30, 2003
	For the Quarter Ended	For the Year Ended	End of Period
Share Information (not rounded):
Basic shares	70,974,130	70,698,744	71,027,675
Diluted shares	72,460,762	72,392,081
Total voting shares outstanding	73,301,722	73,240,226	73,309,059
Treasury stock	18,210,565	18,272,061	18,203,228
Unallocated shares in Employee
Stock Option Plan	2,066,244	2,141,786	2,016,384
Unvested shares in Recognition
and Retention Plan	261,348	399,696	265,000
Basic shares less shares held by MHC	18,781,313	18,505,927	18,834,858

	Average Balances for the
	Quarter Ended September 30,		Change From Prior Period
	2003	2002	Amount	Percent
Selected Balance Sheet Data:
Total assets	$8,610,303	$8,801,628	$ (191,325)	(2.17)%
Loans receivable	4,285,754	5,284,502	(998,748)	(18.90)
Mortgage-related securities	2,907,812	2,620,132	287,680	10.98
Investment securities	1,033,906	501,056	532,850	106.35
Cash and cash equivalents	84,791	83,947	844	1.01
Capital stock of FHLB	169,274	162,783	6,491	3.99
Deposits	4,251,163	4,397,579	(146,416)	(3.33)
FHLB advances	3,203,532	3,211,913	(8,381)	(0.26)
Borrowings, other	81,118	101,278	(20,160)	(19.91)
Stockholders' equity	979,687	975,378	4,309	0.44

not for first quarter use	Average Balances for the
	Year Ended September 30,		Change From Prior Period
	2003	2002	Amount	Percent
Selected Balance Sheet Data:
Total assets	$8,688,078	$8,745,011	$ (56,933)	(0.65)%
Loans receivable	4,419,855	5,347,956	(928,101)	(17.35)
Mortgage-related securities	3,027,239	2,505,290	521,949	20.83
Investment securities	814,944	505,441	309,503	61.23
Cash and cash equivalents	116,666	104,934	11,732	11.18
Capital stock of FHLB	168,413	161,908	6,505	4.02
Deposits	4,296,497	4,359,371	(62,874)	(1.44)
FHLB advances	3,210,272	3,204,277	5,995	0.19
Borrowings, other	88,684	104,481	(15,797)	(15.12)
Stockholders' equity	984,615	968,367	16,248	1.68

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,838	$89,547	$287,521	$371,638
Mortgage-related securities	18,426	36,681	115,262	149,417
Investment securities	9,207	6,517	31,230	26,131
Cash and cash equivalents	267	332	1,526	1,849
Capital stock of Federal Home Loan Bank	1,493	1,949	5,997	8,097
Total interest and dividend income	94,231	135,026	441,536	557,132

INTEREST EXPENSE:
Deposits	26,899	38,622	124,517	167,266
FHLB Advances	50,184	50,231	199,202	199,139
Other borrowings	651	1,010	3,129	4,338
Total interest expense	77,734	89,863	326,848	370,743

Net interest and dividend income	16,497	45,163	114,688	186,389
Provision for loan losses	--	--	--	184
Net interest and dividend income after
provision for loan losses	16,497	45,163	114,688	186,205

OTHER INCOME:
Retail fees and charges	3,744	3,363	15,068	11,290
Loan fees	715	373	2,981	1,506
Insurance commissions	616	545	2,130	1,932
Gains on sales of loans receivable held for sale	322	10,121	18,949	10,150
Other, net	1,108	1,727	4,034	4,679
Total other income	6,505	16,129	43,162	29,557

OTHER EXPENSES:
Salaries and employee benefits	9,525	9,719	39,547	38,843
Occupancy of premises	2,917	2,788	10,177	10,064
Office supplies and related expenses	905	1,114	3,939	3,927
Deposit and loan transaction fees	1,680	1,389	7,433	4,922
Advertising	985	1,616	3,962	4,232
Federal insurance premium	177	195	736	787
Other, net	2,030	1,552	6,766	5,951
Total other expenses	18,219	18,373	72,560	68,726

Income before income tax expense	4,783	42,919	85,290	147,036

Income tax expense	1,823	16,858	33,259	57,444
NET INCOME	$2,960	$26,061	$52,031	$89,592

Basic earnings per share	$0.04	$0.37	$0.74	$1.25
Diluted earnings per share	$0.04	$0.36	$0.72	$1.22

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
Performance Ratios:
Return on average assets (annualized)	0.14%	1.18%	0.60%	1.02%
Return on average equity (annualized)	1.21	10.69	5.28	9.25
Average interest rate spread during
the period	0.38	1.65	0.90	1.66
Net interest margin	0.78	2.09	1.34	2.16
Efficiency ratio (annualized)	79.75	30.02	46.05	31.81
Capital Ratios:
Equity to total assets at end of period	11.38%	11.24%	11.38%	11.24%
Average equity to average assets	11.38%	11.08%	11.33%	11.07%
Ratio of earning assets to costing
liabilities	1.13	1.12	1.13	1.12

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
Average Yield and Cost During Period: (annualized)
Loans receivable	6.05%	6.78%	6.51%	6.95%
Mortgage-related securities	2.53	5.60	3.81	5.96
Investment securities	3.56	5.20	3.83	5.17
Cash and cash equivalents	1.25	1.57	1.31	1.76
Capital stock of FHLB	3.50	4.75	3.56	5.00
Average yield on interest earning assets	4.44	6.24	5.17	6.46
Deposits	2.51	3.48	2.90	3.84
FHLB advances	6.14	6.14	6.14	6.14
Borrowings, other	3.19	3.96	3.53	4.15
Average cost of interest bearing liabilities	4.06	4.59	4.27	4.80

	At September 30,
	2003	2002
Asset Quality Information:
Non-performing loans	$8,944	$7,974
Real estate owned	4,046	2,886
Asset Quality Ratios:
Non-performing assets to total assets at
end of period	0.15%	0.12%
Non-performing loans to total loans	0.21%	0.16%
Allowance for loan losses to non-
performing loans	50.87%	60.51%
Allowance for loan losses to loans
receivable, net	0.11%	0.10%

	For the Quarter Ended		For the Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
Allowance for loan and lease losses:
Beginning balance	$4,579	$4,864	$4,825	$4,837
Losses charged against the allowance:
One- to four-family loans	12	13	153	114
Multi-family loans	--	--	--	--
Commercial and other loans	--	--	--	--
Consumer loans	26	28	144	85
Total charge-offs	38	41	297	199
Recoveries	9	2	22	3
Provision charged to expense	--	--	--	184
Ending balance	$4,550	$4,825	$4,550	$4,825

		At			At
	September 30, 2003			September 30, 2002
			% of			% of
	Amount	Yield	Total	Amount	Yield	Total

Real Estate Loans:
One- to four-family	$4,069,197	5.71%	93.44%	$4,612,543	6.72%	93.94%
Multi-family	38,464	6.74	0.88	45,985	7.79	0.94
Commercial	7,881	6.89	0.18	5,514	8.15	0.11
Construction and development	48,537	5.39	1.11	48,023	6.46	0.98
Total real estate loans	4,164,079	5.72	95.61	4,712,065	6.73	95.97

Consumer loans:
Savings loans	10,963	4.90	0.25	11,931	5.83	0.24
Home improvement	882	8.09	0.02	1,498	8.15	0.03
Automobile	3,798	8.36	0.09	6,913	8.39	0.14
Home equity	173,656	5.15	3.99	175,551	5.90	3.58
Other	1,547	10.49	0.04	1,878	11.59	0.04
Total consumer loans	190,846	5.26	4.39	197,771	6.05	4.03

Total loans receivable	4,354,925	5.70%	100.00%	4,909,836	6.70%	100.00%

Less:
Loans in process	27,039			21,764
Deferred fees and discounts	15,896			15,678
Allowance for losses	4,550			4,825
Total loans receivable, net	$4,307,440			$4,867,569

Other information:
Loans serviced for others	$737,914			$470,411

	At			At
	September 30, 2003			September 30, 2002
		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total

Demand deposits	$ 374,506	0.26%	8.84%	$ 344,979	0.43%	7.85%
Passbook & passcard	119,532	0.65	2.82	107,500	1.00	2.45
Money market select	928,260	1.28	21.90	808,162	1.91	18.40
Certificates	2,815,591	3.20	66.44	3,131,233	4.09	71.30
Total deposits	$4,237,889	2.45%	100.00%	$4,391,874	3.32%	100.00%

	For the Three Months Ended			For the Year Ended
	September 30, 2003			September 30, 2003
Fixed Rate	Amount	Yield	% of Total	Amount	Yield	% of Total
Origination - one- to four-family	$173,750	5.48%	34.01%	$637,924	5.67%	34.86%
Refinance - one- to four-family	142,441	5.31	27.88	431,177	5.58	23.56
Multi-family and commercial	2,217	6.27	0.43	6,091	6.56	0.33
Consumer loans	4,229	6.61	0.83	17,923	6.89	0.98
Purchased loans	11	6.00	0.00	52	6.76	0.00

Adjustable Rate
Origination - one- to four-family	63,286	4.10	12.39	211,214	4.25	11.54
Refinance - one- to four-family	50,018	3.95	9.79	188,841	4.25	10.32
Multi-family and commercial	--	--	0.00	1,031	6.63	0.06
Consumer loans	41,849	4.57	8.19	153,998	4.88	8.41
Purchased loans	33,127	3.72	6.48	181,965	4.08	9.94
Total originations and purchases	$510,928	4.94%	100.00%	$1,830,216	5.13%	100.00%

Mortgage-related securities	$584,240	4.11%		$3,058,276	3.95%
Mortgage loan modifications	$382,900			$1,946,341